SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  Advisor's Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         700 SW Harrison Street

         Topeka, Kansas 66636-0001

Telephone Number (including area code):   1-785-431-3112 or 1-800-888-2461

Name and address of agent for service of process:

  Chris Swickard, 700 SW Harrison Street, Topeka, Kansas 66636-0001

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     YES /X/      NO / /

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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Topeka, in the State of Kansas on the 11th day of May, 1998.


                                         ADVISOR'S FUND


                                BY:     /s/  Amy J. Lee
                                        Name: Amy J. Lee
                                        Title: Secretary





Attest:  /s/  Chris Swickard
         Name: Chris Swickard
         Title: Assistant Secretary